Exhibit 99.1
NEWS RELEASE

Date: June 8, 2010	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, June 8, 2010 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.54 for the quarter ended March 31, 2010, a 66% increase compared to $0.33 in the same quarter of the prior fiscal year. The Company reported quarterly revenues of $88 million, a 14% increase compared to $77 million in the same quarter of the prior fiscal year. Earnings per share for the fiscal year ended March 31, 2010 were $2.06, a 46% increase compared to $1.42 for the same period of the prior fiscal year. The Company reported revenues of $338 million for the fiscal year ended March 31, 2010, a 9% increase compared to $310 million for the same period of the prior fiscal year.
CorVel’s unique approach to claims management, which integrates claims administration with proactive medical treatment programs and cost containment services, was a principal driver in the Company’s growth as new clients were implemented throughout the quarter and fiscal year. CorVel’s claims management model continues to be well received in the market and the Company’s existing relationships with employers across the country form the basis for the ongoing expansion of this product line. The Company continues to invest in software development and focuses on the incorporation of artificial intelligence capabilities and workflow management tools for the management of workers’ compensation claims and the associated medical and indemnity costs.
The Company continues to expand its Directed Care Solutions that facilitate the scheduling of patient visits to preferred ancillary providers such as Physical Therapists, closely monitoring utilization to manage total expenditure. The Company also offers Pharmacy Solutions to combat rapidly increasing prescription costs. CorVel’s solution combines increased penetration, utilization management and brand name to generic conversion to effectively reduce costs for our clients. The Company has expanded its service offering to include a Medication Review Program that includes a physician peer review that outlines alternative less expensive, yet equally effective, treatment plans for injured workers receiving long term prescription treatment.
About CorVel
CorVel Corporation is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve outcomes in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides claims management solutions in addition to networks of preferred providers, case management, utilization management and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, product investment strategies and expansion of directed care solutions. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2009, September 30, 2009 and December 31, 2009. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement
Quarters and Fiscal Years Ended March 31, 2009 and 2010

	Quarter Ended	Quarter Ended
	March 31, 2009	March 31, 2010

Revenues	77,058,000	87,611,000
Cost of revenues	59,770,000	65,827,000

Gross profit	17,288,000	21,784,000

General and administrative	10,308,000	10,687,000

Income from operations	6,980,000	11,097,000

Income tax expense	2,738,000	4,480,000

Net income	4,242,000	6,617,000

Earnings Per Share:
Basic	$0.33	$0.55
Diluted	$0.33	$0.54

Weighted Shares
Basic	12,935,000	12,076,000
Diluted	13,037,000	12,285,000

	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2009	March 31, 2010

Revenues	310,076,000	337,968,000
Cost of revenues	236,334,000	252,429,000

Gross profit	73,742,000	85,539,000

General and administrative	42,133,000	42,056,000

Income from operations	31,609,000	43,483,000

Income tax expense	12,332,000	17,387,000

Net income	19,277,000	26,096,000

Earnings Per Share:
Basic	$1.43	$2.09
Diluted	$1.42	$2.06

Weighted Shares
Basic	13,458,000	12,499,000
Diluted	13,620,000	12,672,000

CorVel Corporation Quarterly Results — Condensed Balance Sheet March 31, 2009 and March 31, 2010

	March 31, 2009	March 31, 2010

Cash	14,681,000	11,933,000
Accounts receivable, net	41,249,000	43,930,000
Prepaid expenses and taxes	4,841,000	6,419,000
Deferred income taxes	4,531,000	4,864,000
Property, net	29,790,000	30,026,000
Goodwill and other assets	46,117,000	43,196,000

Total	141,209,000	140,368,000

Accounts and taxes payable	18,553,000	14,495,000
Accrued liabilities	18,653,000	25,455,000
Deferred tax liability	7,706,000	4,690,000
Paid in capital	84,324,000	90,220,000
Treasury stock	-185,762,000	-218,323,000
Retained earnings	197,735,000	223,831,000

Total	141,209,000	140,368,000